  EXHIBIT 21

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES
SUBSIDIARIES OF THE REGISTRANT
(as of October 31, 2008)

Name	Percentage Ownership

Kenuohua Matthews Electronic (Beijing) Company, Ltd.	60

Cloverleaf Group, Inc.	100

Holjeron Corporation	100

Matthews Canada Ltd.	100

Matthews Holding Company (U.K.) Ltd.	100
The InTouch Group plc	100
InTouch by Design	76

Matthews Industries	100
Matthews Bronze Pty. Ltd.	100
C. Morello, Pty. Ltd.	100
Ashcroft Pty. Ltd.	100

Matthews International GmbH	100
Reproservice Eurodigital GmbH Munchen	100
Repro-Busek GmbH & Co. KG	100
Rudolf Reproflex GmbH & Co. KG	75
Scholler GmbH & Co. KG	100
S+T GmbH & Co. KG	100

Matthews International Holding Company GmbH	100
Saueressig GmbH & Co. KG	78
APEX Cylinders Ltd.	61
Brand Security International GmbH	100
Devine GmbH & Co. GmbH	100
Saueressig ooo	100
Saueressig Cylinders Geschaftsfuhrungs GmbH	100
Saueressig Design Studio GmbH	70
Saueressig Engineering Geschaftsfuhrungs GmbH	100
Saueressig Flexo GmbH &Co. KG	100
Saueressig Geschaftsfuhrungs GmbH	100
Saueressig Jordan Ltd.	51
Saueressig Polska Sp. z.o.o.	100

Matthews International S.p.A.	100
Caggiati Espana S.A.	100
Caggiati France SARL	100

Matthews Packaging Graphics Asia Pte. Ltd.	100

Matthews Resources, Inc.	100

Matthews Swedot AB	100

Venetian Investment Corporation	100

The York Group, Inc.	100
Milso Industries Corporation	100
York Agency, Inc.	100
York Casket Development Company	100
York Distribution Company	100